Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Putnam Investment Funds

We consent to the use of our report dated September 5, 2019, with respect to the financial statements of Putnam Research Fund, a series of Putnam Investment Funds, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

November 23, 2020